FOURTH AMENDMENT AGREEMENT
This FOURTH AMENDMENT AGREEMENT (this “Amendment”) is made as of the 15th day of April, 2020 among:
        (a) ZAGG INC, a Delaware corporation (the “Borrower”);

        (b) the Lenders, as defined in the Credit Agreement, as hereinafter defined; and

(c) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under the Credit Agreement (the “Administrative Agent”).

        WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit and Security Agreement, dated as of April 12, 2018 (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, pursuant to Section 2.9(b) of the Credit Agreement, the Borrower has requested that the Maximum Revolving Amount be increased by the Temporary Accordion Increase Amount (as hereinafter defined) (the “Temporary Exercise of Accordion”);

        WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend the Credit Agreement to modify certain provisions thereof to effectuate the Temporary Exercise of Accordion;

        WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and

        WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Administrative Agent and the Lenders agree as follows:

        1. Amendment to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Applicable Margin”, “Base Rate”, “Leverage Ratio”, “Restricted Payment”, “Temporary Accordion Increase Amount” and “Temporary Accordion Increase Period” therefrom, and to insert in place thereof, respectively, the following:

         “Applicable Margin” means:

        (a) for the period from the Fourth Amendment Effective Date through May 31, 2020, two hundred eighty-seven and one-half (287.50) basis points for Eurodollar Loans and one hundred eighty-seven and one-half (187.50) basis points for Base Rate Loans; and

        (b) commencing with the Consolidated financial statements of the Borrower for the fiscal quarter ending March 31, 2020, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Revolving Loans that are Eurodollar Loans	Applicable Basis Points for Revolving Loans that are Base Rate Loans
Greater than or equal to 2.25 to 1.00	287.50	187.50
Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	250.00	150.00
Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	225.00	125.00
Greater than or equal to 0.75 to 1.00 but less than 1.25 to 1.00	200.00	100.00
Less than 0.75 to 1.00	175.00	75.00

The first date on which the Applicable Margin is subject to change is June 1, 2020. After June 1, 2020, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than three percent (3%), it shall be deemed to be three percent (3%) for purposes of this Agreement.

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of the Borrower); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the Borrower); provided that, for purposes of calculating the Leverage Ratio, at any time prior to the SBA PPP Loan Forgiveness Date, the calculation of Consolidated Funded Indebtedness shall exclude therefrom amounts outstanding under the SBA PPP Loan.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any (i) Subordinated Indebtedness, or (ii) Indebtedness under the SBA PPP Loan, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate of a Company.

        “Temporary Accordion Increase Amount” means Nineteen Million Eight Hundred Thousand Dollars ($19,800,000).

        “Temporary Accordion Increase Period” means the period from the Fourth Amendment Effective Date through March 31, 2021.

        2. Additions to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions thereto:

        “Asset Coverage Ratio” means, as of any date of determination, on a Consolidated basis, the ratio of (a) Consolidated Asset Values; to (b) Revolving Credit Exposure.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for Dollar-denominated syndicated credit facilities at such time, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(a)  in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(b)  in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(a)  a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(b)  a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the United States Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate or a Relevant Governmental Body announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date, and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication), and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark

Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 3.8 hereof, and (b) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 3.8 hereof.

        “CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (2020).

“Consolidated Asset Values” means, as determined on a Consolidated basis, an aggregate amount equal to the value of all (a) Accounts that are an account receivable (i.e., each specific invoice) of a Company, net of allowances and (b) Inventory, in each case determined in accordance with GAAP; provided, that, for purposes of calculating Consolidated Asset Values as of any date of determination, the aggregate amount of Consolidated Asset Values shall not include any amount in excess of (i) with respect to accounts receivable, 85% of the aggregate amount of such accounts receivable, and (ii) with respect to Inventory, 50% of the aggregate amount of the net book value of such Inventory.

“Early Opt-in Election” means the occurrence of:

(a) a determination by the Administrative Agent that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.8 hereof are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and
(b) the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fourth Amendment Effective Date” means April 15, 2020.

“Paycheck Protection Program” means the Paycheck Protection Program of the CARES Act.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

         “SBA” means the United States Small Business Administration.

“SBA PPP Lender” means KeyBank or any other financial institution acceptable to the Administrative Agent.

“SBA PPP Loan” means an unsecured loan made to the Borrower by the SBA PPP Lender under the SBA Paycheck Protection Program in accordance with the CARES Act and the regulations promulgated thereunder, in an aggregate original principal amount not to exceed Nine Million Five Hundred Thousand Dollars ($9,500,000).

“SBA PPP Loan Forgiveness Date” means the date that the SBA PPP Lender issues a determination of the amount owing under the SBA PPP Loan that is forgiven and deemed discharged in accordance with the CARES Act and the regulations promulgated thereunder.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

        “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

3. Amendment to Additional Provisions Relating to Eurodollar Loans; Increased Capital; Taxes. Article III of the Credit Agreement is hereby amended to (a) delete subsection (c) of Section 3.5 therefrom in its entirety, and (b) add the following new Section 3.8 at the end thereof:

Section 3.8. Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred, or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 3.8. Notwithstanding the requirements of Section 11.3 hereof or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section 3.8 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.8, including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon the Eurodollar Rate will not be used in any determination of Base Rate.

(e) Eurodollar Rate Notification. The interest rate on Eurodollar Loans is determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 3.8, this Section 3.8 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to this Section 3.8, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate”, or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.8, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or has the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

        4. Addition to Financial Statements and Information Covenant Provisions. Section 5.3 of the Credit Agreement is hereby amended to add the following new subsection (i) at the end thereof:

(i) Monthly Financials. During the Temporary Accordion Increase Period, the Borrower shall deliver to the Administrative Agent and the Lenders, within twenty (20) days after the end of each calendar month, (i) monthly internal unaudited balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the monthly and fiscal year to date periods, all prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer and (ii) an updated cash forecast consistent with those previously provided to the Administrative Agent and otherwise in form and detail satisfactory to the Administrative Agent.

        5. Addition to Financial Covenants Provisions. Section 5.7 of the Credit Agreement is hereby amended to add the following new subsection (c) at the end thereof:

(c) Asset Coverage Ratio. The Borrower shall not suffer or permit at any time the Asset Coverage Ratio, as of the end of each fiscal quarter of the Borrower during the Temporary Accordion Increase Period, to be less than 1.00 to 1.00.

6. Addition to Borrowing Covenant Provisions. Section 5.8 of the Credit Agreement is hereby amended to add the following new subpart (j) at the end thereof:

        (j) the SBA PPP Loan, so long as (i) the proceeds thereof are used solely for the purposes intended under the Paycheck Protection Program for expenses incurred in accordance with such program, (ii) such Indebtedness is on terms and conditions required by the terms of the Paycheck Protection Program and (iii) the Borrower shall have promptly delivered to the Administrative Agent upon the execution thereof, fully executed copies of all loan documentation evidencing or otherwise related to the SBA PPP Loan.

7. Amendment to Covenant Provisions. Article V of the Credit Agreement is hereby amended to (a) delete Section 5.15 therefrom and to insert in place thereof the following new Section 5.15, and (b) to add the following new Section 5.31 at the end thereof:

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a) a Company may make Capital Distributions so as long as (i) the Liquidity Amount is no less than Twenty Million Dollars ($20,000,000) both prior to and after giving pro forma effect to each such payment, (ii) the Fixed Charge Coverage Ratio shall be greater than 1.25 to 1.00 both prior to and after giving pro forma effect to each such payment, (iii) the Leverage Ratio shall be no greater than 2.25 to 1.00 both prior to and after giving pro forma effect to each such payment, and (iv) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist; and

(b) so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, a Company may make (i) regularly scheduled payments of interest with respect to the SBA PPP Loan as and when required thereunder, and (ii) on and after the SBA PPP Loan Forgiveness Date, regularly scheduled principal payments with respect to the SBA PPP Loan, as and if required thereunder.

Section 5.31. SBA Compliance. The Companies shall, at all times that the SBA PPP Loan remains outstanding, comply in all material respects with the applicable requirements of the CARES Act. The proceeds of the SBA PPP Loan shall be used solely for the purposes intended under the Paycheck Protection Program for expenses incurred in accordance with such program. At all times that any part of the SBA PPP Loan remains outstanding, the Companies shall take all actions necessary to maintain eligibility under the Paycheck Protection Program and shall comply in all material respects with the terms and conditions of the Paycheck Protection Program and the SBA PPP Loan.

        8.  Amendment to Amendments, Waivers and Consents Provisions. Section 11.3 of the Credit Agreement is hereby amended to delete subpart (a) therefrom and to insert in place thereof the following:

(a) General Rule. Except as set forth in Section 3.8 hereof, no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        9. Amendment to Schedule 1. The Credit Agreement is hereby amended to delete Schedule 1 (Commitments of Lenders) therefrom and to insert in place thereof a new Schedule 1 in the form of Schedule 1 hereto.

        10. Reallocation of Outstanding Amounts. On (a) the first day of the Temporary Accordion Increase Period, and (b) the last day of the Temporary Accordion Increase Period, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitments as set forth in the revised Schedule 1 hereto, as applicable on such date.

        11. Closing Deliveries. Concurrently with the execution of this Amendment, the Borrower shall:

        (a) to the extent requested by a Lender, deliver to the Administrative Agent, for delivery to each such Lender with a commitment under the Temporary Accordion Increase Amount, a replacement Revolving Credit Note in the amounts specified in Schedule 1 to the Credit Agreement (after giving effect to this Amendment);

        (b) deliver to the Administrative Agent certified copies of the resolutions of the board of directors of the Borrower evidencing approval of the execution and delivery of this Amendment and the execution of any other Loan Documents and Related Writings required in connection therewith;

        (c) execute and deliver to the Administrative Agent the Fourth Amendment Fee Letter and pay to the Administrative Agent the fees stated therein;

        (d) cause each Guarantor of Payment to execute the attached Guarantor Acknowledgment and Agreement; and

        (e) pay all fees and expenses of the Administrative Agent in connection with this Amendment and any other Loan Documents.

        12. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the Organizational Documents of the Borrower or any law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower; (d) no Default or Event of Default exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) each of the representations and warranties contained in the Loan Documents is true and correct in all material respects as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty expressly states that it relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date); (f) the Borrower is not aware of any claim or offset against, or defense or counterclaim to, the Borrower’s obligations or liabilities under the Credit Agreement or any other Related Writing; and (g) this Amendment and the Credit Agreement, as amended by this Amendment, constitute a valid and binding obligation of the Borrower in every respect, enforceable in accordance with its terms.

        13. Waiver and Release. The Borrower, by signing below, hereby waives and releases the Administrative Agent, and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

        14.  References to Credit Agreement and Ratification. Each reference to the Credit Agreement that is made in the Credit Agreement or any other Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.

        15. Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

        16. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

        17. Severability. Any provision of this Amendment that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        18. Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

ZAGG INC
By: /s/ CHRIS AHERN
Chris Ahern
Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION as the Administrative Agent and as a Lender
By: /s/ MATTHEW S. DENT
Matthew S. Dent
Senior Vice President

ZIONS BANCORPORATION, N.A. DBA ZIONS FIRST NATIONAL BANK
By: /s/ ADAM WHITEFIELD
Adam Whitefield
Vice President

MUFG UNION BANK, N.A.
By: /s/ EDMUND OZORIO
Edmund Ozorio
Vice President

Signature Page to
Fourth Amendment Agreement

GUARANTOR ACKNOWLEDGMENT AND AGREEMENT

        The undersigned consent and agree to and acknowledge the terms of the foregoing Fourth Amendment Agreement dated as of April 15, 2020. The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned are hereby ratified and shall remain in full force and effect and be unaffected hereby.

        The undersigned hereby waive and release the Administrative Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of any kind or nature, absolute and contingent, of which the undersigned are aware or should be aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

        JURY TRIAL WAIVER. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTOR ACKNOWLEDGMENT AND AGREEMENT, THE AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

ZAGG LLC	IFROGZ INC.
By: ZAGG Inc, its Managing Member	MOPHIE INC.
ZAGG INTELLECTUAL PROPERTY HOLDING CO., INC.
By: /s/ CHRIS AHERN
Chris Ahern	ZAGG RETAIL, INC.
Chief Executive Officer	ZAGG AMPLIFIED, INC.

By: /s/ CHRIS AHERN
Chris Ahern
President

MOPHIE LLC	ALTIGO INC.

By: mophie Inc, its Managing Member	By: /s/ CHRIS AHERN
Chris Ahern
By: /s/ CHRIS AHERN	President
Chris Ahern
President

Signature Page 1 of 2 to
Guarantor Acknowledgment and Agreement

ZAGG HAMPTON LLC

By: ZAGG Inc
Its: Sole Member

By: /s/ CHRIS AHERN
Chris Ahern
Chief Executive Officer

HALO2CLOUD, LLC

By: ZAGG Hampton LLC
Its: Sole Member

By: ZAGG Inc
Its: Sole Member

By: /s/ CHRIS AHERN
Chris Ahern
Chief Executive Officer

HALO HOLDINGS USA, LLC

Its: Sole Member

By: ZAGG Hampton LLC
Its: Sole Member

By: ZAGG Inc
Its: Sole Member

By: /s/ CHRIS AHERN
Chris Ahern
Chief Executive Officer

Signature Page 2 of 2 to
Guarantor Acknowledgment and Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE*	REVOLVING CREDIT COMMITMENT AMOUNT*	MAXIMUM AMOUNT*
KeyBank National Association	47.20%	$59,000,000.00	$59,000,000.00
Zions Bancorporation, N.A. dba Zions First National Bank	35.20%	$44,000,000.00	$44,000,000.00
MUFG Union Bank, N.A.	17.60%	$22,000,000.00	$22,000,000.00
Total Commitment Amount	100.00%	$125,000,000.00	$125,000,000.00

*Provided that, during the Temporary Accordion Increase Period only, the following shall be in effect:

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	48.895027624309%	$70,800,000.00	$70,800,000.00
Zions Bancorporation, N.A. dba Zions First National Bank	30.386740331492%	$44,000,000.00	$44,000,000.00
MUFG Union Bank, N.A.	20.718232044199%	$30,000,000.00	$30,000,000.00
Total Commitment Amount	100.00%	$144,800,000.00	$144,800,000.00